Exhibit 99.1

Special Note Regarding Forward-Looking Statements
The following transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events or our future financial or operating performance. The forward looking statements include all statements other than statements of historical fact. These statements are only predictions. Actual events or results may differ materially from those contemplated by forward-looking statements for a variety of reasons, including among others:

•	changes in U.S. and global economic conditions and consumer spending;

•	any downturn in the U.S. housing industry;

•	world events;

•	the rate of growth of the Internet and online commerce, and the occurrence of any event that would discourage or prevent consumers from shopping or making payments online;

•	any failure to maintain our existing relationships or build new relationships with partners on acceptable terms;

•	any difficulties we may encounter maintaining optimal levels of product quality and selection or in attracting sufficient consumer interest in our product offerings;

•	any difficulties we may have with the quality or safety of the products we offer;

•	modifications we may make to our business model from time to time, including aspects relating to our product mix and the mix of direct/partner sourcing of the products we offer;

•	the mix of products purchased by our customers;

•	problems with cyber security or data breaches or Internet or other infrastructure or communications impairment problems or the costs of preventing or responding to any such problems;

•
problems with or affecting our credit card processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of the credit card processors or any difficulties we may have maintaining compliance with the rules of the credit card processors;

•
any problems we may encounter as a result of the anticipated implementation in the U.S of the EMV (Europay, MasterCard and Visa) standards for credit cards, which are scheduled to be implemented in the U.S. during 2015, including any problems that may result from any increase in online fraud as a result of the implementation or anticipated implementation of the EMV standards;

•
problems with or affecting the facility where substantially all of our computer and communications hardware is located or other problems that result in the unavailability of our Website or reduced performance of our transaction systems;

•	difficulties we may have in responding to technological changes;

•	problems with the large volume of fraudulent purchase orders we receive on a daily basis;

•	problems we may encounter as a result of the listing or sale of pirated, counterfeit or illegal items by third parties;

•	difficulties we may have financing our operations or our expansion with either internally generated funds or external sources of financing;

•
any environmental or other difficulties we may encounter relating to the real estate we recently purchased, the design and construction of an office campus on that property to serve as our corporate headquarters, our financing of a substantial portion of the costs of designing and constructing the office campus and headquarters or of the interest rate swaps we entered into in connection with the financing, of financing it after construction, or the transition from our current facilities to new facilities;

•
any difficulties we may encounter in connection with our Supplier Oasis Fulfillment Services and our efforts to provide multi-channel fulfillment services, our Farmers Market offerings, our insurance product offerings, our consumer finance offerings or other businesses or product or service offerings outside of our main shopping website offerings;

•	any difficulties we may encounter as a result of our reliance on third parties that we do not control for the performance of critical functions material to our business;

•	any difficulties we may encounter in connection with the rapid shift of ecommerce and online payments to mobile and multi-channel commerce and payments;

•
the extent to which we owe income or sales taxes or are required to collect sales taxes or report sales or to modify our business model in order to avoid being required to collect sales taxes or report sales;

•
any difficulties we may encounter as a consequence of accepting or holding bitcoins or other cryptocurrencies, whether as a result of regulatory, tax or other legal issues, technological issues, value fluctuations, lack of widespread adoption of bitcoins or other cryptocurrencies as an acceptable medium of exchange or otherwise;

•
competition, including competition from well-established competitors including Amazon.com, and from others including competitors with business models that may include delivery capabilities that we may be unable to match;

•	difficulties with the management of our growth and any periods in which we fail to grow in accordance with our plans;

•	fluctuations in our operating results;

•	difficulties we may encounter in connection with our efforts to expand internationally;

•	difficulties we may encounter in connection with our efforts to offer additional types of services to our customers, including insurance products and consumer financing;

•
difficulties we may encounter in connection with our efforts to develop code for the purposes of facilitating the creation of a decentralized facility for the trading of securities, and to create such a decentralized trading facility;

•
the outcomes of legal proceedings, investigations and claims, including the outcome of our appeal of the judgment against us in the Droplets matter or the judgment obtained by the District Attorneys of a number of California counties as described in this report;

•	our inability to optimize our warehouse operations;

•	risks of inventory management and seasonality;

•
the cost and availability of traditional and online advertising, the rapid changes in the online advertising business and the longer-term changes in the traditional advertising business, and the results of our various brand building and marketing campaigns; and

•	the other risks described in this report or in our other public filings.

In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in the Form 10-Q. These factors may cause our actual results to differ materially from those contemplated by any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events.

These forward-looking statements speak only as of the date of the earnings call transcribed in the following transcript and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of the call or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
OSTK - Q1 2015 Overstock com Inc Earnings Call

EVENT DATE/TIME: APRIL 27, 2015 / 08:30PM GMT

CORPORATE PARTICIPANTS
Stormy Simon Overstock.com, Inc. - President and Director
Patrick Byrne Overstock.com, Inc. - CEO and Director
Robert Hughes Overstock.com, Inc. - SVP, Finance and Risk Management
Mark Griffin Overstock.com, Inc. - SVP & General Counsel

CONFERENCE CALL PARTICIPANTS
Scott Tilghman B. Riley & Co. - Analyst
Mike ArnoldPrivate Investor

PRESENTATION
Operator

Good day ladies and gentlemen, and welcome to the Overstock.com first-quarter 2015 earnings conference call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session, and instructions will follow at that time. (Operator Instructions) As a reminder, this conference call is being recorded.

I would now like to turn the call over to Stormy Simon, President. Please begin.

Stormy Simon - Overstock.com, Inc. - President and Director

Thanks LaToya. Good afternoon and welcome to our first-quarter 2015 earnings conference call. Joining me today are Dr. Patrick Byrne, our Founder and CEO; and Robert Hughes, Senior Vice President, Finance and Risk Management. Now I will turn the call over to Rob, and he will highlight some of the financial results.

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Thank you Stormy. Before I cover the financial highlights, let me remind you that the following discussion and our responses to your questions reflect management's views as of today, April 27, 2015, and may include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in the press release filed this afternoon and in the Form 10-K we filed on March 12, 2015.

During this call we will discuss certain non-GAAP financial measures. Slides accompanying this webcast and our filings with the SEC, each posted on our investor relations website, contain additional disclosures regarding these non-GAAP measures, including reconciliations of these measures to the most comparable GAAP measures. Please review the Safe Harbor statement on slide 2.

Turning to slide 3, Q1 2015 total net revenue was $398.3 million, a 17% increase from last year. Q1 2015 gross profit dollars increased 18% to $75.4 million, and gross margin was 18.9%. Q1 2015 contribution was $47.5 million, a 17% increase from last year.

Q1 2015 technology and G&A expenses combined increased 25% to $43.6 million. Pre-tax income for Q1 was $4.5 million and net income was $2.7 million. Trailing 12-month operating cash flow for Q1 was $67.4 million.

Patrick, with that, let me turn the call over to you.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Thank you, Rob. Thank you, Stormy. I will be taking folks through the slides to begin with. Welcome, everybody. Slide 4, quarterly revenue growth: as you see, it sort of is in the high teens. Still looking to break that 20. And of course, we are still dreaming about ways we might get back into more of a hypergrowth phase. But we are happy with this. We think it's really about 10 points above the industry -- the median of the industry.

Quarterly revenue growth. Next slide -- the gross profit growth, 18%. Let me go right to the next slide, slide 6, the contribution growth. It's encouraging to me that when those all get tuned in, when we are tuned in as a company, those come together.

When you've seen big divergences in our numbers, that's when things are really out of tune. It's encouraging to me that we've sort of got these all up into that and they are tuned in. They are not diverging. 17% contribution. And I guess I'll make a -- well, we will be getting back to contribution on another slide.

7 -- contribution is staying at 11.9%. I think 12.0% to 12.5% is the sweet spot for our business, as my experience tells me. And this was a nice recovery, nice recovery this year. We are figuring some nice things out. All I'm going to disclose is that we are figuring some nice things out, places -- we are still points out here. We are able to just keep on passing them on, and we like that.

Slide 8 -- let me address this. So slide 8 -- the red line is our contribution margin, 11.9%. Amazon is somewhere between the black and the blue. And Rob, why don't you take a moment to explain why it's a range for them?

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Okay. What we showed here in the black line is just looking at their total net sales and calculating as best we could from their public disclosures what that contribution margin would be. But that includes, for example, their Amazon Web Services and other things that we don't have. So it's hard to compare on that basis.

So then we also looked at it, just looking at their product sales, and that's the lower line there. And although they did disclose Amazon Web Services this time around, they didn't break down the expenses by line item. But you can clearly see that the margin in that business looks like -- if I recall, it was around 17%. So it's pushing what we show as the black line here clearly up . So, again, that's why we believe their real comparable contribution margin is going to be below that and more towards what we show here as the blue line, without their service business in it.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

And then also there's Wayfair. In Q4 we had it minus 3%. Let me take a moment to explain why I spend so much time talking about contribution margin. And I have to give credit where credit's due: this actually came from the conversation 10 years ago with the Herb Allen folks, who pointed out to me -- see, I know that I have sometimes an adversarial relationship with Wall Street. But I've gotten some good pointers, too.

Somebody pointed there out to me about 10 years ago that the value of measuring this would be like a media station measures itself by contribution margin. I've always been surprised at how Wall Street looks at various companies in our industry and, to be honest, how little logic is involved. People talk about the price/sales ratio of Amazon versus eBay, but a $1.00 of sales is quite different for the two companies. One is at 68% margin, and one is much lower.

So to me, multiples of sales don't make any sense. Multiples of gross profit start making sense. But you've got to remember how different companies book the components of cost of goods sold differently and, in some cases, rather imaginatively, I think. So you have to true up for that.

But ultimately, where the rubber meets the road is, I think, that looking at Internet businesses as a multiple of contribution margin has a lot of rationality behind it. You certainly don't want to look any higher up the income statement than contribution margin.

So that's why I spend so much time on this. And so I look at a competitor, in one case, Wayfair their sales grew 35% in the fourth quarter, but they spent 88% more on marketing. And you can get all excited about it. I mean, we were there once, too. We have been in that place 10 or 12 years ago.

And at the end of the day, of course, no amount of scale helps you if you are at zero. In fact, if you are at negative, it hurts you. So no amount of scale, that's a business model issue, not an operational issue. So to me that's why I spend so much time and have spoken for so many years about contribution margin.

Okay, let's go on. Slide 9. Total technology and G&A expense: this is going up, but I have to tell you, we are sticking right to our strategy. We have a strategy, we have spoken about it in the past, of dropping half of the increase in contribution margin to the bottom line. And I've surrounded that with different caveats about, well, just don't look at anything, we don't do anything quarter to quarter. We are budgeting and planning on a year-by-year basis. So that's not going to hold true quarter by quarter.

And then I think about a year ago I said to folks, I'm not even -- I'm going to back off that commitment, because we just see so many things we should be doing and that we are funding and doing. And of course, in the long run it's all a question of: does it pay off?

But, for example, I used to say 10 or 12 years ago we are not a technology company; we are a lemonade stand with a computer. I wanted to emphasize within the Company how we were focused on old-fashioned retail principles. And that's how we thought of ourselves.

Well, we have become a tech company. And we are seeing places to put expense and develop stuff that's better than anything out there. And some of it -- most of it is right in our core business. A lot of it is stuff Stormy can talk about that she has been designing; and nobody is more in touch with our customer then Stormy, both the consumer customer and supplier customer. But beyond that, there are some other things that you hear about out there like Project Medici, this thing to take on -- to change Wall Street. And you may have noticed that Friday afternoon we filed something with the SEC that has some mention of this.

So anyway, we don't take part in the Internet strategy of let's lose $0.5 billion a year or $100 million a year. There was a brief period where we had to do that, for me it's a fine goal. If we can be growing this much faster than the median of the competition out there and really laying down the foundation for a big future, this is the right strategic plan. If it means we are keeping our pretax operating income around the $15 million to $20 million range as we explore these different things, that's our strategy. So people shouldn't be surprised at it.

Okay, slide 10, quarterly net income: so, again, $2.7 million. And again, we don't worry -- I know that a lot of people in Wall Street worry about this number quarter over quarter. First of all, the quarterly numbers don't make any sense. It's an annual number for us, as I think I've mentioned a number of times, we really are managing this business to keep it positive each quarter. I think we've now been positive 13 quarters. I think we are the only pure play out there other than eBay or somebody I can think of that's doing that.

To us, it's not about how much did we grow Q1 GAAP net income versus last year. That's not where we are in the game now. We are up against people who are spending 88% on marketing to grow to 35% and comfortable losing hundreds of millions of dollars. And it would be too conservative a strategy to be focusing on just trying to grow this, and especially quarter to quarter. So I'm very comfortable with our growth and expenses.

Operating through free cash flow -- we have $25 million free cash flow and $67 million trailing 12-month operating cash flow. So we have a nice, healthy business spinning off a bunch of cash.

GAAP inventory turns, page 12. Of course, we get the benefit from all this drop-shipping, so this number always looks fantastic. I am a little discouraged that we are not getting our inventory turns up. However, I should let folks know that there's quite a big factor in here that washes out the normal analysis of this, and that is partner returns.

Would you like to explain, Mr. Hughes, the effect of partner returns on this number?

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Sure, I'll comment on that. So part of our business model and our agreement with our partners is when we get returns of their merchandise, we will restock them. And so when we restock them, then that becomes part of what we call our direct business and becomes direct inventory. So that's weighing a bit on the lower line here in the GAAP TTM inventory turns versus the total. And we think it's an important element of our business with our partners to do that, but it does weigh on this a bit.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

It does, it does. And since 90% of our sales are now drop-shipped, but the returns associated with those 90% all count against the capital of the 10%, it's really a great big chunk in there that setting that aside, our real turns are closer to 6 on what we are ordering, which is always what I want. I think it detracts 21 points off our core GMROI.

If you go to slide 13, our GMROI is an all-time high on a GAAP basis, 1095%. But on a direct basis it's 64%. But again, of that 64% there's about 21 points, I believe, that is tied, that if we didn't have -- if you count it without counting our partner returns, it's at 85; it's about 6 turns. It's still not acceptable. I think we should be clearly breaking 100 and maybe doing significantly better. But you just ought to be aware when you are looking at these GMROI numbers that there is -- we should probably report this, actually, even setting aside partner returns.

And then there was a very large purchase late last year of bids.com. We have a lot of bids.com inventory. I can't disclose how much it was. We got it for a real song. But that has swelled our inventory, too. But we are working through that comfortably. In fact, its margin is so good it's improving our GMROI.

Okay, slide 14 -- unique customers. Cost per customer: again, $14.72 versus $13.19, and the number of new customers, I know Stormy would probably want to point out, increasing slightly from 1.77 to 1.9. Oh, that's unique customers; sorry.

Slide 15, new customers -- again, a slight improvement. However, the value of our new customers is going up. So slide 16: our average order size, now an all-time high for Q1, $174, up from $165, up from $153. So it's kind of averaging about 8% growth. Some of that is mix shift.

There are areas where we are, I think, really, really good; and then areas that we are still feeling our way around. And it's so funny -- when we find one of those areas -- I don't want to disclose for competitive reasons the area I'm thinking of. We dig in some area and realize, gee, there's a whole lot of low-hanging fruit. We can still make nice improvements.

Slide 17, gross profit per transaction -- same story. Again, this creeps up a little bit each year. All-time high for Q1, $28.69.

Slide 18: we have finally broken the barrier of 1,000 corporate employees. Stormy, would you like to describe how we think of corporate employees versus --?

Stormy Simon - Overstock.com, Inc. - President and Director

Corporate employees is everyone minus customer service and warehouse.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Right. And non-customer service and warehouse because those employees scale linearly with sales. If sales double, you need twice as many people at the warehouse, twice as many people in customer care; but the corporate employees, theoretically not.

In general, I would worry about this, except I look at the individual projects people are working on. And we are doing so much interesting, creative work that is adding to the overall enterprise that I wouldn't want to lose any of them. And actually, our HR function, installed Workday, which is a great system.

Stormy Simon - Overstock.com, Inc. - President and Director

I would just say on the corporate employees -- I think that we ran lean a few years. I actually think that we might have hired a little more a little earlier. But we have brought our recruiting efforts in-house. It has been good culturally to do that and find the right employees for the right place.

And we are highly focused on that. This number makes me happy, even though I know it's a big increase. We are undertaking a lot, and competition is stiff. And we need the talent and the bodies.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

And we are really attracting talent. We are attracting really high-caliber people from all over the country are coming in technology, sourcing, marketing.

Stormy Simon - Overstock.com, Inc. - President and Director

Turns out Utah is not so bad.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Well, yes. We are attracting a lot of great people to Utah and finding a lot of great people in Utah. Anyway, we are getting some spectacular hires.

Slide 19: These are just innovations we were working on last year I told you about. Farmers Market is a negligible amount of business. I'm not sure how much I did this like Pets, which ended up costing a few hundred thousand to do as a social service, or how much I think this can actually work. I do think that Farmers Market can actually be something.

We are currently covering 33% of the country with local home delivery. So there are these things called CSAs around the country - community supported agriculture. We have built a platform into which they can all integrate. There's a lot of reasons for them to do so. But you have to live in an area where you have local farms working in a CSA.

We're up to 33%. Another week or two, we should be crossing 40%. And it's going a little bit slower. We have lots of people. It isn't a problem getting the people to come to us; it's getting the people integrated. Probably by the time we speak again, I think we will be at 50%.

Overstock -- I would like to turn it over to Stormy to talk about the fulfillment services and the supplier oasis.

Stormy Simon - Overstock.com, Inc. - President and Director

Sure. On the past call we referred to Supplier Oasis Fulfillment Services. And as we have continued to build the business, we see reason to divide that, and now is a great time to explain it to everyone.

So we have Overstock fulfillment services, where it's really just exactly that: you can put your product in our warehouse; we run the warehouses, and we run them really well. We have a few dozen folks that are currently in that. We are just exiting a beta with it, but it's successful. And it's true Overstock value to put your product there.

The second part of that equation is Supplier Oasis. Supplier Oasis is a technology platform with which our suppliers will transact with Overstock as well as potentially through other channels, should they choose to do so. So they're really two businesses. The Supplier Oasis business is our internal technology. We have rewritten the partner platform and made it much more agile, very much an inventory management tool. And it's pretty slick.

So those are two different things. Our partners are transitioning over, and it's a great technology.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Yes, and the Overstock fulfillment service competes with Amazon head-on with the exception of --

Stormy Simon - Overstock.com, Inc. - President and Director

Well, Amazon will get you in their fulfillment service, and then they will give you these benefits onsite. We are running a fulfillment service because it turns out we are really good at logistics. We've been doing it a long time. We have some real talent in that area.

And so our fulfillment service is agnostic to whether you are fulfilling an Overstock order or you can fulfill an Amazon order through it. We hope you fulfill Overstock orders, but we are agnostic.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Let me explain what that means for the people who are not that -- if you are a candle maker, and you are selling your stuff at Amazon, and you have it in an Amazon warehouse, they support your sales. But suppose you have a sale on eBay? They will let you send the order to the Amazon warehouse, and they will ship it to your eBay customer. But the fees go way up. That's called out-of-network.

Stormy Simon - Overstock.com, Inc. - President and Director

Yes.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

We build our store as agnostic. And that's what Stormy said. And our fees are, what, about half?

Stormy Simon - Overstock.com, Inc. - President and Director

Yes, maybe even a little less. But they are fair fees. I mean, we're not doing this for free. But they are fair fees. And I think people will join the service, and --

Patrick Byrne - Overstock.com, Inc. - CEO and Director

I think Amazon has been extracting sort of monopolistic rents here, frankly. And we've --

Stormy Simon - Overstock.com, Inc. - President and Director

We are disruptive.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

We are disruptive there. And we actually -- I think it's better in the sense of, well, it's -- no one else can really do it like Amazon is doing it, until we came along. You can't have channel advisors and people like that because they don't have the customer-facing website. Because we have the customer-facing website, we give a lot of information back to our suppliers that is of value to them. So this is a program Stormy has dreamed up and built in the last few years, and it was -- we had to upgrade all our supply chain technology. So it has been rebuilt to support this whole new business line.

Stormy Simon - Overstock.com, Inc. - President and Director

And with that came an international support as well. So we are globally making a footprint. We will be live in China with a fulfillment center, selling within China on the marketplaces there, in May. And that's exciting.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

It's really exciting. And we scaled back our plans to expand elsewhere this year in another part of the world. But we want to get this right. We think we have something pretty special coming together here, and we just want to get it right before we spend too much hitting the world with it. But getting China live and selling products through their marketplaces is -- there's a whole team been building that.

Stormy Simon - Overstock.com, Inc. - President and Director

Yes, but once we get it right there, I think we will be able to take on other countries a little more easily. But the technology that supports the fulfillment service, our Supplier Oasis, was needed to support our international efforts.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

That's what we've basically been putting on, I would say, the accounting people, with -- who would fully burden everything. We would probably be saying $15 million to $20 million a year for a couple years into building out the Supplier Oasis and ops. Would you go along with that, Rob? On a burdened basis?

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Yes. If you fully burdened it where we generally say let's double the cost to cover everything else. So it has been substantial.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Maybe even a little bit more than that, come to think of it. So it's, on that basis, $20 million-ish a year. And it's just starting to pay off. But what's nice is -- do you want to say anything about what happened?

We are having a lot of people -- I know you mentioned how many people signed up. But our warehousing,as we are taking down warehousing capacity, we are filling up with these kinds of suppliers.

Stormy Simon - Overstock.com, Inc. - President and Director

Yes.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

And what Stormy has overseen the rebuilding of in the last two or three years supports all three of these things -- Overstock fulfillment services, Supplier Oasis, and it was all built international in mind.

Stormy Simon - Overstock.com, Inc. - President and Director

Right. And let's give everyone peace of mind to know we had great technologists.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

We do. We've gotten so much better at the management of these kinds of projects. It's why we have shifted our strategy to being really a tech company. We see these errors. We can jump out and do things no one else is doing now.

Loyalty -- I've got it. So have we released publicly the percentage of the quarter sales that were Club O? Okay. Well, a little more detail of what happened on the quarter. A bit of a slow start on the quarter. Things were a little bit soft for us at the beginning, and then we accelerated in the second half.

But it's now -- for the quarter it's just under 20%. But it's accelerating wonderfully, and it's now running in the 20s and -- 20% of our sales. And like I said, it's accelerating rapidly. We love our loyalty program. And while it may look that some of these different things we are doing seem a little bit disjointed, the truth is the master plan is to tie it all together with the loyalty.

And last, Medici -- Medici is our internal name for the project of using cryptotechnology to reconstruct some financial technology. We basically have a subsidiary that's a FinTech subsidiary that is developing some -- well, I'm not even sure at this point. It's a legal -- or is that just where we are sticking the IP? I don't know. Do you want to comment on that, on the legal structure?

Mark Griffin - Overstock.com, Inc. - SVP & General Counsel

A subsidiary.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

A subsidiary. But so far it's just been expenses. But we do have stuff that let us follow -- we have reason -- we didn't file it as a lark on Friday when we filed something in our amended S-3 that says we'd like to issue a cryptosecurity. But the truth is we want to issue -- we don't want to raise capital. We have plenty of capital; we are generating capital.

I think the price -- I wouldn't want to raise money at anything like today's price. But purely as a small proof-of-concept, you might see, we filed the S-3. We filed the S-3. That speaks for itself.

But we think this technology -- you know, Jamie Dimon -- you may have seen -- last week it was reported, or two weeks ago, reported all over. Jamie Dimon, head of JPMorgan, devoted space in his annual letter saying we are -- basically, they are freaking out about the Silicon Valley guys who are coming into the world of FinTech. Well, if you read between the lines -- and not even between the lines -- he sure seems like he's talking about some things I've said in some of his lines.

And we think we have some very interesting patents applied for, two very interesting patents that could be of real value, and some real financial technology that we are developing that -- it goes to our -- Mark, you want to comment on any of this?

Stormy Simon - Overstock.com, Inc. - President and Director

I don't think he does.

Mark Griffin - Overstock.com, Inc. - SVP & General Counsel

It is -- I will agree with you; it is interesting. But the S-3 that was filed allows for the possibility of the digital securities offering. That was the S-3 that was filed on Friday. That's about the only thing that's different in the S-3, except for the offering amount raise, too.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

So yes, we did raise, so my dear, departed father always instructed me to always keep a universal shelf on the shelf. You always keep it there, because if the day comes that you do want to issue something, you don't want to have to go with filing and so forth. So it's quite a hassle to keep it updated. But we've had a universal shelf for a decade now or something.

We did just raise it from $200 million to $500 million. That has no significance. We are not thinking of doing anything like that. But if you are always going to have a universal shelf, why not have it cover anything you can think of doing? But we added, on Friday, some language that says crypto, maybe digital security and I see Wired magazine just picked up, somebody just handed me a Wired magazine, where they have picked up on it. So I think that this technology has some extraordinary potential.

Next slide is questions. Was that brisk enough for you, Stormy? Or did I dawdle?

Stormy Simon - Overstock.com, Inc. - President and Director

No dawdling. We are not dawdlers.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Okay, let's go to questions.

QUESTION AND ANSWER
Operator

(Operator Instructions)

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Latoya, I see that we have had some questions emailed. Stormy is going to walk through before we take any. Stormy, why don't you go ahead and read this?

Stormy Simon - Overstock.com, Inc. - President and Director

Have you learned about the economics of shifting largesse to Club O members? Does it have any impact on contribution margin and growth? At what pace do you plan on making that shift?

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Yes, we have. I see you are using my language. I must have said this on a previous call. But it is largesse. We are shifting our largesse to the people who give us their patronage, their loyalty. It is having an amazing effect. It makes them far more valuable.

And at what pace do we plan on making that shift? Much faster. It is mine and Stormy's bete noire that we are sitting here. I want us off the crack pipe, so to speak. I've want us off the -- I want us off using coupons. I don't like this use of coupons. Although we have pioneered it. We were really good early on at email marketing. I don't want to keep using coupons.

I want to make Club O more -- shift more and more of that largesse to Club O, and I want it to happen faster. But all that said, Club O contribution margin is growing at the same pace as Club O overall, which is growing at a very brisk pace: over 3, closer to 4 times our overall sales rate, just to roughly give it to you, 3 or 4 times our overall sales rate. Anything else?

Stormy Simon - Overstock.com, Inc. - President and Director

Patrick, there are three more questions that I have.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Okay.

Stormy Simon - Overstock.com, Inc. - President and Director

This is a hard question, but I'm going to ask it, because Tom sent it in. It says, hi, Patrick. Why are you investing $5 million of our money into a risky Bitcoin VC investment? If people would like VC exposure, then they will invest in a VC firm. Our money must be spent on projects in which you have direct control.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

You know, that's a very fair point. And I know I think of myself as the steward of your capital. In this case there's an opportunity that has come our way. There's a number of opportunities coming our way -- and we've have actually missed for years. And I'll tell you my honest-to-God thinking.

We were on the forefront of so many new companies with new technologies. For years we have known about emerging technologies before the world seemed to know. And we've had partnerships, and we've provided a lot of value.

We are basically -- I'm not sure if this is true anymore. But at one point we were the largest pure play who was integrating with third parties. If you got bigger than us, you just built everything internally. We integrated with a lot of third parties. And in the process we got to find out whose technology worked and whose didn't.

In addition, Stormy, being quite the demanding customer, brings a lot of value to some of these relationships. For example, there's a partner who had some great customer service software but worked with us for years. And I would say Stormy drove a lot of the development of their technology. And they ended up selling to somebody for $1.5 billion a couple years ago. There are more stories in our rearview mirror like that than I care to think of. And so I do want to start finding a way to monetize this front-row seat on a lot of technologies.

Now, the Bitcoin thing was a bit different in that it's not directly tied to our business. And you have a fair complaint. But I will put it this way. An opportunity came to me, as with some of the leading lights in Silicon Valley. We're behind a company that -- and some names I know and some people I know -- and I would have sure felt, if I had taken this investment myself, which I could have, it would have been a usurpation of corporate opportunity, but this $5 million bet is a bet on a portfolio of -- this is a very high -- this is a group of really fancy folks in Silicon Valley who were in the crypto-revolution, who are thinking about it the same way that I am. And this lets us make one broad-spectrum bet on the crypto-revolution.

Stormy Simon - Overstock.com, Inc. - President and Director

That's why.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

That's why.

Stormy Simon - Overstock.com, Inc. - President and Director

I respect your question, Tom, and I think it's really fair that you asked it.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Which Tom is that, may I ask? Is it Mr. Obmin?

Stormy Simon - Overstock.com, Inc. - President and Director

It just says Tom.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Okay. Well, they didn't print off.

Stormy Simon - Overstock.com, Inc. - President and Director

And then the second question from Tom is: I've been an investor since 2004 -- which we really appreciate -- and it's no secret that many professional investors disapprove of you. Well, I take offense to that, Tom. Why not offer us a healthy premium, do an MBO, and never have to deal with such questions as this again?

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Well, fair enough. My first thought is our job is the Company. My job and Stormy's job is the Company. It's the Company's results.

The stock price is the stock price. And I know some people feel that way. Other people tell me they are behind us 100%, and they understand why we do some of the things we've done.

But we don't get excited about stock price when it goes up, when it goes down. We focus on the results. And we say, gee, we built a close to $2 billion company this year that's running at positive 1%, growing twice as fast as the industry -- the median member of the industry at large. And unlike just about everyone we are up against, we are not gushing red ink. So we are playing out our strategy in the market. We are flabbergasted how the market values some of these -- some of our competitors.

But now, all that -- so I actually -- I'm happy with the results. I think that we can do better. We are making some big, long-shot bets. But I'm super excited about the business.

Now, why not do an MBO? It's not the dumbest idea. It's not the dumbest idea I've ever heard. In fact, I think of it all the time. What I've often felt like was until we wrapped up certain things, I would feel like I was taking advantage of my fellow shareholders if we did an MBO at anything like current pricing.

And so that's why, until enough things that we were working on got public, I would have felt that way. I guess I'm feeling less guilty about it now. Most of the things we are working on, including the Medici stuff, which will be apparent over the course of this quarter. I think after we get through this quarter, I won't feel like there is any big secret strategies in the bag that I would be taking advantage of people if we then were to discuss an MBO. I would have felt anytime in the last year or two, when that started, that idea started bouncing around the community, both yours and in my own circle, I would have felt like I was taking advantage of people until certain things got to the public.

But if they get to the public, and the public yawns about them, then that is absolutely something. You know, we would need a capital partner, I think. But Rob, do you want to say anything about it? First, have I given our General Counsel any? Okay, I'll stop there.

Stormy Simon - Overstock.com, Inc. - President and Director

Okay.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Rob, anything?

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Nothing to add.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

If there were a capital -- what kind of capital partner would we be looking for in that world like that?

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Somebody who shares your philosophy about the Company and Stormy's, I think. Exactly who, I'm not sure.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

General Counsel, do you want to add anything other than just pulling the reins on me?

Mark Griffin - Overstock.com, Inc. - SVP & General Counsel

No, just pull the reins.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

But I will feel Tom, at the end of this quarter, bring this up again when we talk in July. Because I actually feel -- this quarter there are some significant things that will be being revealed to the world. And if we reveal these and the world yawns, then no big deal. And we could actually start thinking about something like that.

Operator

There is one more question.

Stormy Simon - Overstock.com, Inc. - President and Director

Sorry, Latoya, we just have one more written in. When will the previous goal of dropping about half of contribution-dollar growth to the bottom line become a possibility again? You may have answered that.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Well, I mentioned, I touched on that earlier. It's a possibility now. We could, any time we want. There's probably $20 million of expense, plus or minus -- or maybe plus, $20 million to $30 million of expense that we could take out of the business anytime we want without really hurting the business as you see it. The truth is there's only about $10 million or $12 million of expense that are associated with projects that are outside our fairway or that won't have a payoff in the next year or so.

So there's -- let's say we could take $10 million to $12 million out instantly. But again, I don't think this year, I don't think you'll see that result. What you might see is us spawn companies that turn out to have a great deal of intrinsic value. I don't think you see it showing up as an operating income thing. It's that do we generate -- do we spin off a company or develop some financial technology, for example, that has some tremendous value? I think that's the way you will see it.

Stormy Simon - Overstock.com, Inc. - President and Director

That's the end of the questions I have here, Latoya.

Operator

And I do show we have a question from Scott Tilghman of B. Riley.

Scott Tilghman - B. Riley & Co. - Analyst

I actually have a few questions here. I'll just lay them all out upfront, and then we can walk through them. First, an easy one: any concerns about the changes in shipping prices, and specifically dimensional pricing?

Second, you did call out some of the items in SG&A that were a little bit surprising. I was wondering if you could categorize what there might be a transitory versus more of a permanent issue. Third, I've had a number of questions recently about your preparedness for the shift to mobile, specifically with respect to search, but also what type of traction you are seeing with the mobile apps.

And then lastly, Patrick, you were just talking about spawning companies. There's some language in the press release about potential investments going forward. It sounds like most of your internal initiatives are public at this point, so perhaps that is more of a cash flow and balance sheet item. But I was wondering if you could comment on that a little bit further.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

A lot of great questions, Scott. A lot of great questions. Let me go through the SG&A increase. How about we hit that first? It's a total $5.2 million increase. Of that, $1.9 million is directly building out the business as you see it from outside the Company. There was a legal increase of $1.5 million related to a number of lawsuits and such. It's all out there. Mark can comment on it.

We also have a relationship with an outside consulting service at this point I'm not going to name, but they have been very useful to us. And they are adding about $1.25 million per quarter. But we think that they are paying for themselves, likely to pay for themselves with it 20 times over.

So those are the increases. But at the core, rubber-meets-the-road of the $5.2 million, only $1.9 million is in sort of direct, is in headcount increase, in internal expense structure.

Scott Tilghman - B. Riley & Co. - Analyst

Okay. So just to be clear, nothing unusual in the commentary around the staff- and travel-related costs? It's just normal growth?

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Yes, that's correct. That's just normal growth. That's $1.9 million -- that's about a third of the 34% increase. There's an 11 point increase there.

Scott Tilghman - B. Riley & Co. - Analyst

Right.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

On mobile -- so let me hit some other questions, unless you want to follow up on that first?

Scott Tilghman - B. Riley & Co. - Analyst

No, that's good.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Okay. Let me go to your preparedness on mobile, on the shift to mobile. We have been way in front of this shift. In fact, we were initially way too in front of the shift. We built out a mobile thing in 2002, and Americans didn't show up; and we discontinued it in 2007. And what do you know, the iPhone got introduced in 2008. But our mobile app has in the last couple years, won I don't know how many awards -- Stormy?

Stormy Simon - Overstock.com, Inc. - President and Director

It's won a couple awards. And I would say as a head you are of mobile, you always want to be further ahead, because that's where everybody is going and spending their time.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

We are over, I believe, 50% of our traffic mobile. And whenever we've reported that number, and I've reported over the years, it's always well above where the industry -- when the industry was at 10% of their traffic mobile and 3% of their sales, we were at 20% of our traffic mobile and 10% of our sales and such, or something like that.

And it's continued. I believe we were at 52% of our traffic mobile. I don't remember the time period. I don't know if that's for the quarter or for the whole. But it's pretty representative, though, right?

Stormy Simon - Overstock.com, Inc. - President and Director

Yes, it's close. And being so heavy with home sales, it's a hard place to make a transaction on your little phone if you are buying a big couch. So the traffic goes there, and they tend to buy on the big screen, because they want to make a more educated decision.

But I think the traction with the apps -- we've been very pleased with it. Our search on mobile is where we get a lot of the traffic, because we are very relevant there. And I would say we are as prepared as any home retailer can be. But we will be increasing our content and engagement there this quarter, heavily.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Right. My point in reeling off those stats is we have been, I think, ahead of the game on mobile. What you are referring to is Google recently came out and there's a whole bunch of sites that are not mobile-friendly, and they basically said -- and they give you a ranking. They tell you either you are mobile-friendly or not, and then they give you a score. And what they did for the first cut is, what they've said is, if you don't count as a mobile-friendly site, we are going to radically devalue you.

Well, we made that cut. And there's a number of other large guys who did not make that cut, whose sites are not considered. It's a binary thing with Google -- mobile-friendly/not mobile-friendly. And you can look it up. We got the flag. We are mobile-friendly. We made the first cut.

We are not as good as we can be and think we can be in another three to six months, but we are still way ahead. But what Google is asking people to do to get mobile-friendly we have done a lot of, but there's still a lot of runway in front of us, a lot more improvements we can make. So that's what happened with Google. And you ought to look up and see who didn't count as mobile-friendly.

Okay. Do you want to address the thing with DIMs, this whole change everyone is --

Stormy Simon - Overstock.com, Inc. - President and Director

Yes. Of course we are always concerned with the shipping prices. But I think what gives me peace of mind is that it affects everyone in our space. It's not just going after Overstock. It's something everyone has to be aware of and address.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Right. So, Rob?

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Nothing to further add at this point. We are in constant discussions with our carriers. We are an important customer to them. We've historically been able to negotiate very competitive rates with them.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

And this is really going to be a function of who wins that game is a function of who has the most granular data about their expenses, down to the SKU level, because then you can price in where you have more expenses than if you just peanut butter spread your shipping expenses across a bunch of items, then you can't price them correctly.

So ultimately, this thing about the shipping DIMs, that concern, is going to be the companies that that benefits are the ones who have the most granularity in their expense management down to the SKU level -- where, again, I think we are good but have ways that we are getting better.

Significantly, this quarter, I'm so proud of how the team reacted to some things in the first four or five weeks of the quarter, and how Stormy directed a very significant -- Stormy and Rob sort of dug in and got our granularity another level down, and the more granular you can have your data related to your expenses right to the SKU level, of course, the better you can do. So we keep pushing the boundary there.

Potential investments going forward -- the $5 million investment was quite an unusual investment. I see investments more in the $0.5 million-ish line. We did recently make, and I will be able to describe in the next quarter the nature of the investment -- but we recently did make a $1 million investment in something. But the other ones you will see in -- just a moment.

Okay. So you will be seeing reported, eventually, two $1 million investments. And even that is, I think, at the upper edge of -- I think in terms more of $0.25 million to $0.5 million. But two nice opportunities came along, and they related to technologies that we are users of. They look like the right people and the great, great pedigree of the people and the other investors in the round. So, again, we feel like we are monetizing our front-row seat where a lot of technology development is.

Scott Tilghman - B. Riley & Co. - Analyst

So it sounds like those will be more cash-flow-centric rather than flowing through the operating statement. Is that correct?

Patrick Byrne - Overstock.com, Inc. - CEO and Director

That's correct.

Scott Tilghman - B. Riley & Co. - Analyst

Thank you.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Yes. As you and others have noted in the past, we have built up a lot more cash than it looked like we needed. And I think when people see the nature of the two investments we have just made, they will understand.

Scott Tilghman - B. Riley & Co. - Analyst

Well, thanks. I appreciate the color.

Operator

(Operator Instructions)

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Are we finished, LaToya?

Operator

We do have one question from Mike Arnold, a private investor.

Mike Arnold Private Investor

Congrats on the quarter. I'm just thinking out loud here: I noticed in the Amazon press release that they are now offering a third-party marketplace for services. And I think Houzz does a similar thing, where they sell on a subscription basis access to customer base to remodelers and home decorators and such. Just curious if that's another way to monetize your platform, given you have an increasing flow of traffic to the site? Thanks.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Absolutely. It has been on our mind. I kick myself. Stormy has been after me for a long time to do this. But do you want to comment on this, Stormy?

Stormy Simon - Overstock.com, Inc. - President and Director

You go first.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Probably not something we have plans to do this year, but it's been on our drawing board for several years that -- this, I think, would be a great place for us.

Stormy Simon - Overstock.com, Inc. - President and Director

Yes. I think that the Internet environment, e-commerce environment -- e-commerce is becoming content-driven, and people are looking for services; there's all sorts of things going on. And we just have to select wisely. And I think that's what we are doing. So while we may not into that this year, we will start answering it this year.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

And some of the things you've seen us do, like Pets -- yes, there was a social value and service in doing that. But also, it was to develop experience and skill at doing things like search on a whole new type of product. It's not anything like a product we've ever dealt with.

The reason for developing that talent was we expect to apply that. We have actually gotten quite good at internal search. I don't want to go into too many details, but if you start looking at our site and search for stuff versus other sites, we have gotten very good at internal search. And we think there's a lot of areas that we can -- that that's talent that we can apply to other industries than just selling toasters.

Mike Arnold Private Investor

I think you guys are -- you guys are putting together a lot of interesting -- I call Web 2.0 toll bridges or ecosystems, so I think it makes a lot of sense. And hopefully I will catch you guys next week down at the shareholder meeting. I think I'm going to drive down from Portland.

Stormy Simon - Overstock.com, Inc. - President and Director

Come down, Mike. We'd love to see you.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Come down. And I think by the time we have our July conference call, the several big things that we're going to be able to have more open discussion of the future strategy, I think.

Stormy Simon - Overstock.com, Inc. - President and Director

And if not, they are going to ask us why we don't.

Mike Arnold Private Investor

Thanks, guys.

Operator

There are no further questions in queue at this time. I'll turn the call back over for any closing remarks.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Thank you shareholders, for sticking with us. I'm really happy where things are, although we always see ways to improve. And we are super excited about some of this money that we have been -- your money that we have been spending. We think it's going to really pay off. So, Stormy?

Stormy Simon - Overstock.com, Inc. - President and Director

Well, we make every decision with the shareholder in mind. And so we appreciate the questions, even the tough ones. And to those who have invested in us since 2004, thanks for sticking with it.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

Yes. And we have a great Board. We really do. We have a Board that thinks very much like you folks think, that this is -- you know, they speak for 60% of the capital provided there at the Board. And believe me, they want -- they think of this as -- the Board represents the owners of the shareholders beautifully here. And the interest that -- they understand that we are stewards of your capital, and that we are taking some risks, but every one of these risks gets discussed, and balanced, and so forth.

Rob?

Robert Hughes - Overstock.com, Inc. - SVP, Finance and Risk Management

Nothing further. Appreciate your time.

Stormy Simon - Overstock.com, Inc. - President and Director

Until next time, shop Overstock.com.

Patrick Byrne - Overstock.com, Inc. - CEO and Director

The more you spend, the more you save. Bye-bye.

Operator

Thank you. Ladies and gentlemen, this concludes today's conference. You may now disconnect. Good day.

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